Exhibit 99.1

PRESS RELEASE

MICHAEL BRADLEY NAMED TERADYNE PRESIDENT

BOSTON—(BUSINESS WIRE)—May 23, 2003—Teradyne, Inc. (NYSE: TER) today announced that Michael A. Bradley has been appointed President of Teradyne, effective immediately. George Chamillard will continue as the company’s CEO and Chairman and will work with Mr. Bradley on a transition of duties over the next few weeks.

Bradley, 54, joined Teradyne in 1979. He has served in a variety of roles in Semiconductor Test and the central company in finance, marketing and sales management. From 1998 to 2000, he was the Company’s Chief Financial Officer and since April of 2001, he has served as President of the Semiconductor Test Division. Bradley is a member of SEMI’s North American Advisory Board and also serves on the Board of Directors of Mykrolis Corporation. He holds an A.B. degree from Amherst College and an M.B.A. from Harvard Business School.

Regarding the appointment, George Chamillard said “Teradyne’s long-term success has always been a function of the capability and integrity of its people. Mike embodies the best of these qualities and I look forward to working with him in his role as President.”

About Teradyne

Teradyne (NYSE:TER) is the world’s largest supplier of Automatic Test Equipment, and a leading supplier of interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2002, Teradyne had sales of $1.22 billion, and currently employs about 6800 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.